Exhibit 99.1

N E W S  R E L E A S E

Contact:	Investor Relations Inquiries: Edmund E. Kroll, Jr. Senior Vice President, Finance & Investor Relations (212) 759-0382

Media Relations Inquiries: Cary D. Hobbs Senior Vice President, Business Management & Integration (314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE CORPORATION RECEIVES TERMINATION NOTICE
RELATING TO NEW JERSEY TRANSACTION; NO EFFECT ON
SOUTH CAROLINA TRANSACTION

ST. LOUIS, MISSOURI (December 31, 2008)—Centene Corporation (NYSE: CNC) today announced that it has received a termination notice from AMERIGROUP Corporation relating to the previously disclosed agreement to sell certain assets of University Health Plans, Inc. in the State of New Jersey. Centene does not believe that there is cause to terminate the New Jersey transaction and is prepared to pursue all available means to bring the transaction to closure.

The termination notice for New Jersey does not relate to or reference the previously disclosed agreement by Centene to purchase from AMERIGROUP certain assets in South Carolina.  Centene intends to close the South Carolina transaction as contemplated in the first quarter of 2009.

As discussed in Centene’s earnings guidance release and conference call on December 19, 2008, the operations of University Health Plans, Inc. will be classified as discontinued operations, effective with the fourth quarter of 2008.  As a result there is no impact on Centene’s 2009 earnings guidance.

About Centene Corporation
Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children’s Health Insurance Program (SCHIP), as well as Aged, Blind, or Disabled (ABD), Foster Care, Long-Term Care and Medicare (Special Needs Plans).  The Company operates local health plans and offers a range of healthcare solutions for the rising number of uninsured Americans.  It contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.

###